Exhibit 10.38

MERGER AGREEMENT

This Merger Agreement (this “Agreement”) is dated October 15, 2003 (the “Effective Date”), and is by and among Developmental Therapeutics, Inc., a company duly organized and existing under the laws of the State of Delaware, having a place of business located at 801 Brickell Avenue, Suite 942, Miami, Florida 33131 (hereinafter referred to as “DTI”), Titan Pharmaceuticals, Inc., a company duly organized and existing under the laws of the State of Delaware, having a place of business located at 400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080 (hereinafter referred to as “Titan”), Developmental Therapeutics Acquisition Corp., a company duly organized and existing under the laws of the State of Delaware, having a place of business located at 400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080 (hereinafter referred to “Acquisition Sub”), and Steve H. Kanzer and Nicholas Stergis (each a “Founder” and collectively, the “Founders”).

RECITALS

WHEREAS, the respective Boards of Directors of each of Titan, Acquisition Sub and DTI have determined that it is in the best interests of their respective companies and stockholders that Acquisition Sub merge with and into DTI (the “Merger”) with DTI being the surviving corporation;

WHEREAS, Titan, as the sole stockholder of Acquisition Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Delaware General Corporation Law (“DGCL”) and the Bylaws of Acquisition Sub;

WHEREAS, the Founders and the other individuals listed on Appendix A (collectively with the Founders, the “DTI Stockholders”) as holders of 100% of the outstanding capital stock of DTI on a fully-diluted basis giving effect to the exercise or conversion of all outstanding options, warrants or other convertible securities of DTI (the “DTI Convertible Securities”) have approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of DGCL and the Bylaws of DTI;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of common stock and preferred stock of DTI shall be converted into the right to receive upon Closing (as hereinafter defined) and thereafter, the Merger Consideration (as hereinafter defined); and

WHEREAS, as a condition to entering into this Agreement and consummating the Merger, Titan and Acquisition Sub require that no DTI Convertible Securities be outstanding at the Effective Time (as hereinafter defined).

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that Titan, Acquisition Sub and DTI will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE 1.

THE MERGER

1.1.                              The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition Sub shall be merged with and into DTI at the Effective Time (as defined in Section 1.3). Following the Effective Time, DTI shall be the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of DTI and Acquisition Sub in accordance with the DGCL.

1.2.                              The Closing.  The closing of the Merger (the “Closing”) shall occur contemporaneously with the filing of the Certificate of Merger in the form attached as Exhibit A (the “Certificate of Merger”) with the Secretary of State of Delaware.

1.3.                              The Effective Time.  As soon as is practicable following the signing of this Agreement, the parties shall file a copy of the Certificate of Merger executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4.                              The Merger Consideration.  As of the Effective Time, as a result of the Merger and without any other action on the part of the stockholders, all of the outstanding shares of common stock, $0.001 par value per share, of Acquisition Sub (the “Acquisition Sub Common Stock”) shall be converted into shares of common stock of the Surviving Corporation (the “DTI Common Stock”) and all of the shares of DTI outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the stockholders, be automatically converted into the First Shares (as hereinafter defined) and, subject to achievement of a Trigger Event (as hereinafter defined), the Contingent Shares (as hereinafter defined) (collectively, the “Merger Consideration”) by virtue of the Merger and without any action on the part of the DTI Stockholders, and be converted into the right of the DTI Stockholders and the Arizona Board of Regents on behalf of the University of Arizona (“UA”) to receive that portion of the Merger Consideration set forth across from their names in Appendix A.  Fractional shares shall be rounded up or down to the nearest whole number.

The Merger Consideration shall be:

(a)                                  An aggregate of one million one hundred eighty-seven thousand five hundred (1,187,500) unregistered newly issued shares (the “First Shares”) of Titan common stock, par value $.001 per share (“Titan Common Stock”), to be issued and delivered to the DTI Stockholders at the Effective Time (the “First Closing”) in accordance with Appendix A;

(b)                                 $171,250 to be issued and delivered to UA at the First Closing;

(c)                                  An aggregate of seven hundred twelve thousand five hundred (712,500) unregistered newly issued shares (the “Contingent Shares”) of Titan Common Stock, subject to stock splits, stock dividends, reclassifications, recapitalizations, reorganizations and other similar events between the date hereof and the Second Closing (as defined below), to be issued and delivered to the DTI Stockholders in accordance with Appendix A within thirty (30) days after the first of the following events (each, a “Trigger Event”): (i) Positive Scientific Results from a Pivotal Clinical Trial incorporating the DITPA Product, (ii) Titan, Survivor Corporation or an assignee thereof entering into an exclusive, semi-exclusive or non-exclusive agreement with a third party to market or sell the DITPA Product in a Major Territory, (iii) the acceptance of an NDA filing with any regulatory agency of any country incorporating the DITPA Product or (iv) a change of control of Titan or the Surviving Corporation, an assignee or successor thereof, or any entity having rights to the DITPA Product, in which a single entity or group of related entities, acquires, or gains the right to acquire, directly or indirectly, an interest in DTI or Titan, including their successors and affiliates, of greater than fifty percent (50%) in either entity, directly or in the aggregate (the earlier such date shall be referred to herein as the “Second Closing”); provided, however, that if no Trigger Event occurs on or prior to the fifth anniversary of the Effective Time, the DTI Stockholders shall have no right to receive the Contingent Shares;

(d)                                 Either $102,750 or thirty-seven thousand five hundred (37,500) shares of Titan Common Stock (the “UA Shares”) to be issued and delivered to UA at the Second Closing if a Trigger Event occurs on or prior to the fifth anniversary of the Effective Time, the form of contingent merger consideration to be at the sole discretion of UA. The term Contingent Shares as used herein shall include the UA Shares if issued pursuant to this Section 1.4(d).

1.5.                              Registration Rights.  Titan shall, at its own expense (excluding underwriting commissions and discounts), file within one hundred and eighty (180) days after the Effective Time with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), registering the First Shares for public resale and shall use its best efforts to cause such registration statement to be declared effective by the SEC within sixty (60) days thereafter.  Within ninety (90) days following the achievement of a Trigger Event (provided the Trigger Event occurs on or prior to the fifth anniversary of the Effective Time), Titan shall file a registration statement with the SEC covering the Contingent Shares. Titan shall use its best efforts to keep each of such registration statements effective for a period not exceeding the earlier of (i) the second anniversary of the date on which such registration statement is declared effective by the SEC, (ii) the date on which the First Shares or the Contingent Shares, as applicable, may be sold without restriction by the volume limitations of Rule 144(e) of the 1933 Act or (iii) such time as all of the First Shares or the Contingent Shares, as applicable, included in such registration statement have been sold pursuant thereto. The registration rights under this Section 1.5 shall not be assignable except to family trusts or controlled affiliates.

1.6.                              The Surviving Corporation.  The Certificate of Incorporation and bylaws of Acquisition Sub as in effect at the Effective Time shall be the Certificate of Incorporation and bylaws of the Surviving Corporation until duly amended in accordance with applicable Law. The officers and directors of Acquisition Sub shall be the officers and directors of the Surviving Corporation until their successors are duly elected.  The Merger shall have the effects set forth in Section 259 of the DGCL.

1.7.                              Legends and Restrictions.  The stock certificates for the Titan Common Stock to be issued to the DTI Stockholders shall be imprinted with a conspicuous legend in substantially the following form (unless otherwise permitted under this Agreement):

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS UNDER APPLICABLE SECURITIES LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT REGISTRATION.

Upon the request of a DTI Stockholder or any successor holder of Titan Common Stock, accompanied by an opinion of counsel selected by the DTI Stockholder or successor holder, which opinion and other counsel are reasonably satisfactory to Titan, to the effect that a transfer by the holder will not violate the 1933 Act or applicable state or other securities laws, Titan shall remove the legend from the Titan Common Stock held by the holder or shall issue to the holder a new certificate for Titan Common Stock without the transfer legend. Titan agrees that Edwards & Angell, LLP shall be acceptable counsel for the purposes of this Section 1.7

1.8.                              Tax Intent of the Parties.  It is the intention of the parties that the Merger be treated as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended.  The parties shall use their best efforts to take all reasonable actions necessary to cause the Merger to qualify as a reorganization pursuant to such section and shall treat the Merger accordingly on their respective tax returns.

1.9.                              Pivotal Clinical Trial. Titan shall use its commercially reasonable efforts to complete a Pivotal Clinical Trial within five years of the Effective Time.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS

Each of the Founders jointly and severally represent and warrant to Titan and Acquisition Sub that to his actual present knowledge, except as otherwise disclosed on a Schedule attached hereto:

2.1.                              DTI Assets. Subject to the terms of this Agreement, at the Closing (as hereinafter defined), DTI has good and proper title free and clear of any Liens and to the following list of assets owned by DTI, which constitute substantially all of DTI’s assets (collectively, the “DTI Assets”):

(a)                                  Exclusive License Agreement dated June 19, 2003 and as amended, between DTI and UA relating to United States Patent No. 6,534,676 B2, issued March 18, 2003 and United States Patent Application Serial Number 10/368,755, filed February 18, 2003 (the “UA License”) previously delivered to Titan;

(b)                                 Consulting Agreement dated July 22, 2003 between Eugene Morkin, M.D. and DTI previously delivered to Titan;

(c)                                  Consulting Agreement dated July 29, 2003 between Steven Goldman, M.D. and DTI previously delivered to Titan;

(d)                                 Inventory of the tangible assets owned by DTI and specifically listed in the schedule of assets attached hereto as Exhibit B; and

(e)                                  Scientific Advisory Board Agreement dated September 4, 2003 between Jay N. Cohn and DTI previously delivered to Titan.

2.2.                              Organization; Qualification.  DTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own all of its properties and assets and carry on its business as it is currently being conducted. DTI is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on DTI. As used in this Agreement, “Material Adverse Effect,” with respect to DTI or Titan, means a material adverse effect on the business, properties, assets, operations, condition (financial or otherwise) of such entity taken as a whole, or on the authority or ability of DTI or Titan, as the case may be, to perform its obligations under this Agreement. Complete and correct copies of the Certificate of Incorporation and by-laws of DTI as currently in effect have been delivered to Titan.  DTI has no subsidiaries.   DTI has not assumed by merger, contract, assignment or assumption any Liability of any other Person.

2.3.                              Authorization.  DTI and each Founder have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by DTI have been duly authorized by the board of directors of DTI and all of the DTI Stockholders and no other proceedings on the part of DTI are necessary with respect thereto.  Assuming that Titan has duly authorized the execution and delivery of this Agreement, this Agreement constitutes the legal, valid and binding obligation of DTI and the Founders, enforceable in accordance with its terms, except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding in equity or at law.

2.4.                              Consents and Approvals.  Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither DTI nor either Founder is required to obtain any material permit, make any filing with, or obtain the consent of any Governmental Authority, any party to any DTI Contract, or any other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

2.5.                              Capitalization.  The authorized, issued and outstanding capital stock of the Company is as set forth in Schedule 2.5 attached hereto. Except as set forth in Schedule 2.5 there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements (other than this Agreement) or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of DTI, whether directly or upon the exercise or conversion of other securities.

2.6.                              No Violations.  DTI’s execution and delivery of this Agreement and performance by DTI of its obligations under this Agreement do not (a) violate any provision of the certificate of incorporation or by-laws of DTI, (b) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of DTI under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under or adversely affect the rights or obligations of Surviving Corporation under, any contract to which either DTI or a Founder is a party or by which any properties or assets of DTI or a Founder are bound, or (c) violate any Law or Order currently in effect to which DTI or a Founder is subject, in each case where such conflict, breach or violation would have a Material Adverse Effect on DTI.

2.7.                              Contracts.  DTI has made available to Titan a true correct and complete copy of each DTI contract included as a DTI Asset (the “DTI Contracts”), all of which contracts are set forth on Schedule 2.7 hereto.  Each DTI Contract is in full force and effect and is valid and enforceable in accordance with its terms.  DTI is not in default under any DTI Contract, and no event or circumstance has occurred that would, with notice or lapse of time or both, constitute an event of default under any DTI Contract where such default would have a Material Adverse Effect on DTI.

2.8.                              Balance Sheet.  DTI has delivered to Titan the unaudited balance sheet of DTI as at October 15, 2003 (the “Balance Sheet”). Except as set forth in the Balance Sheet, DTI does not have any Liabilities of a nature and type required to be set forth on a balance sheet prepared in accordance with GAAP or in the footnotes thereto.

2.9.          Intellectual Property Rights.

(a)                                  Set forth in Schedule 2.9 is a true and complete list of (i) all of DTI’s U.S. patents, trademark registrations and applications, and copyright applications and registrations and (ii) all material agreements to which DTI is a party granting or obtaining any rights under, or by their terms expressly restricting DTI’s rights to use, any intellectual property, other than generic or standard agreements (including agreements for commercially-available, off-the-shelf software) pursuant to which any such intellectual property is licensed to DTI (collectively, the “DTI Intellectual Property”). No written claim of invalidity or ownership with respect to any DTI Intellectual Property has been made by a third party, and such DTI Intellectual Property is not the subject of any threatened or pending legal proceeding.  No individual or entity has asserted in writing that, with respect to the DTI Intellectual Property, DTI or a licensee of DTI is infringing or has infringed any United States or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how of any third party. The use of the DTI Intellectual Property by DTI does not infringe in any material respect any United States or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on DTI, DTI has not taken any action that would result in the voiding or invalidation of any of the DTI Intellectual Property.

(b)                                 DTI is the exclusive licensee of the licensed subject matter under the UA Agreement (the “Licensed IP”) and has not entered into any sublicense or assignment agreement with respect to, or otherwise directly or indirectly conveyed to any Person any interest in any of, the Licensed IP. Neither DTI nor any DTI Stockholder has assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the UA Agreement or any Licensed IP or Intellectual Property or entered into any agreement with any Third Party with respect to the UA Agreement or any Licensed IP which is in conflict with this Agreement. There is no current event of default or other breach or default, and no event which with the giving of notice or the lapse of time or both would constitute an event of default or other breach or default, on the part of DTI under the UA agreement, which default or breach would reasonably be expected to have a Material Adverse Effect on DTI.

2.10.                        Compliance With FDA and FDCA.

(a)                                  DTI holds all material Licenses (as hereinafter defined) from, and has submitted notices to, all governmental entities (including, without limitation, all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and all regulations of the United States Food and Drug Administration (the “FDA”)) necessary for the lawful conduct of its business, and has complied with and is not in default in any material respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to DTI (other than where such default or noncompliance will not result in a Material Adverse Effect) and DTI has not received written notice of violation of, and does not know of any violations of, any of the above. Titan acknowledges that the IND relating to the DIPTA Product is not in the name or under the control of DTI.

(b)                                 DTI has not received any written notice from the FDA or any other governmental entity that all biological and drug products being manufactured, distributed or developed by DTI or any preclinical or clinical trial conducted to date by or on behalf of DTI fails to meet the protocols requested by the FDA or otherwise necessary for inclusion as part of any IND or NDA submission to the FDA. DTI has made available to Titan all correspondence between DTI and the FDA through the date of this Agreement and shall make available to Titan any additional correspondence sent or received through the Effective Time.

(c)                                  DTI has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither DTI nor any employee of DTI has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state Law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state Law or regulation.

For purposes of this Agreement, “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, clearances and similar consents granted or issued by any governmental or regulatory authority.

2.11.                        Litigation. There is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (each, an “Action”) pending or threatened against DTI or any executive officer or director of DTI (in their capacity as such) or their respective businesses, properties or assets, including, without limitation, an Action to enjoin, in whole or in part, the Merger.

2.12.                        No Brokers or Finders.  The Founders and DTI have not, and their respective Affiliates, officers, directors or employees have not, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with the Merger.

2.13.                        Investment Representations.

(a)                                  Each DTI Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the 1933 Act.  Each DTI Stockholder has sufficient knowledge and experience in investing in companies similar to Titan so as to be able to evaluate the risks and merits of an investment in Titan Common Stock.  Each DTI Stockholder is able to financially bear the risks of loss of its entire investment in Titan Common Stock issuable hereunder.

(b)                                 Each DTI Stockholder is acquiring the shares of Titan Common Stock for his or her own account as principal, and not as nominee or agent, for investment purposes and not with a view to or for sale in connection with any distribution thereof except for any distribution in compliance with the registration provisions of the 1933 Act.

(c)                                  Each DTI Stockholder understands that the shares of Titan Common Stock being acquired by him or her have not been registered for sale under the 1933 Act or qualified under any other applicable federal or state securities laws and that the shares of Titan Common Stock being acquired by him or her are being offered and sold to him or her pursuant to one or more exemptions from the registration or qualification requirements of such securities laws and that the representations and warranties contained in this Section 2.13 are given with the intention that Titan may rely thereon for purposes of claiming such exemptions.

(d)                                 Each DTI Stockholder owns of record and beneficially all of his or her shares of DTI Common Stock free and clear of all Liens.

ARTICLE 3.

REPRESENTATIONS OF TITAN AND ACQUISITION SUB

Titan and Acquisition Sub each represent to DTI and the Founders as follows:

3.1.                              Organization; Qualification.  Titan is a corporation validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own all of its properties and assets and carry on its business as it is currently being conducted. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own all of its properties and assets and carry on its business as it is currently being conducted.

3.2.                              Authorization.  Titan and Acquisition Sub each have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Titan and Acquisition Sub have each been duly authorized by the board of directors of Titan and Acquisition Sub, respectively, and no other proceedings on the part of Titan or Acquisition Sub are necessary with respect thereto.  Assuming that DTI has duly authorized the execution and delivery of this Agreement, this Agreement constitutes the valid and binding obligation of Titan and Acquisition Sub, enforceable in accordance with its terms, except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding in equity or at law.

3.3.                              Consents and Approvals.  Neither Titan nor Acquisition Sub are required to obtain any permit, make any filing with, or obtain the consent of any Governmental Authority or any other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.4.                              No Violations.  Assuming the accuracy of the representations of the DTI Stockholders set forth herein, Titan and Acquisition Sub’s execution and delivery of this Agreement and performance by it of its obligations under this Agreement do not (a) violate any provision of the certificate of incorporation or by-laws of Titan or Acquisition Sub, (b) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of Titan or Acquisition Sub under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Titan or Acquisition Sub is a party or by which any properties or assets of Titan or Acquisition Sub are bound, or (c) violate any Law or Order currently in effect to which Titan or Acquisition Sub is subject, in each case where such conflict, breach or violation would have a Material Adverse Effect on Titan or Acquisition Sub.

ARTICLE 4.

INDEMNIFICATION

4.1.                              Indemnification.  Subject to the limitations of Sections 4.2 and 4.3 hereof:

(a)                                  The Founders jointly and severally agree to indemnify, defend and hold Titan and its Affiliates, subsidiaries (including the Surviving Corporation), officers, directors, employees or agents thereof (collectively, the “Titan Indemnified Parties”) harmless from and against and in respect of any and all out-of-pocket loss, cost, expense, liability or claim (including reasonable attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”), resulting from or arising in connection with any material misrepresentation or material breach of warranty on the part of DTI or the Founders under the terms of this Agreement. For purposes of this Agreement, Losses shall specifically exclude any special, incidental, indirect, consequential or similar damages (including but not limited to damages for indirect loss of profits, loss of business reputation or the like).

(b)                                 Titan agrees to indemnify, defend and hold the Founders and DTI (the “DTI Indemnified Parties”) harmless from and against any and all Losses resulting from any misrepresentation or breach of warranty or covenant on the part of Titan or Acquisition Sub under the terms of this Agreement or in any certificate delivered hereunder or pursuant hereto or non-fulfillment of any agreement on the part of Titan under the terms of this Agreement.

4.2.                              Limitation on Liability and Recourse.

(a)                                  With respect to any claim for indemnification under this Agreement, neither the Founders, on the one hand, nor Titan, on the other hand, shall be liable to the other for indemnification unless the aggregate amount of the damages incurred by the other as a result of such breach exceeds the sum of $100,000 (whereupon such Party shall be liable for the amount of such damages in excess of $100,000).

(b)                                 Notwithstanding anything contained herein to the contrary, the Founders’ shall not be liable to the Titan Indemnified Parties for any breach of a representation or warranty contained in this Agreement that was known or should have been known to Titan prior to the First Closing. Titan shall be imputed with knowledge of a misrepresentation or breach of warranty if the correct information is set forth in any document delivered to Titan prior to the First Closing by any DTI Stockholder, UA or any Person performing due diligence on DTI on behalf of Titan.

(c)                                  Notwithstanding anything contained herein to the contrary, the Founders’ aggregate liability to all Titan Indemnified Parties for all indemnity obligations hereunder shall not exceed $3,425,000 ($5,480,000 if the Contingent Shares have been issued), which liability shall be satisfied, at the option of the Founders, by the delivery to the Titan Indemnified Parties of cash and/or such number of First Shares or Contingent Shares which shall equal such liability (which First Shares shall be valued, for purposes hereof, at the closing price of Titan Common Stock as reported on the American Stock Exchange (the “Closing Price”) on the date of the First Closing and which Contingent Shares shall be valued at the higher of (x) the Closing Price on the date of the First Closing (y) the Closing Price on the date of the Second Closing). Titan shall have no right, in equity or otherwise, to set off, withhold, reacquire or limit the transferability of the First Shares under this Agreement.

4.3.                              Termination of Indemnity Obligations. The indemnity obligations of the Founders under Section 4.1(a) and of Titan under Section 4.1(b) shall terminate on such date that is 12 months after the Closing except (i) as to matters as to which the applicable indemnified party has made a claim for indemnification on or prior to such date specifically addressing an actual claim or demand and (ii) with respect to any fraudulent or intentional breach of a representation or warranty contained in this Agreement or any Schedule attached hereto.  The obligation to indemnify referred to in:

(a)                                  the preceding clause (i) shall survive the expiration of such period until such claims are finally resolved and any obligations with respect thereto are fully satisfied; and

(b)                                 the preceding clause (ii) shall terminate on such date that is 24 months after the Effective Time.

4.4.                              Third Party Claims.

(a)                                  In the case of any claim asserted by a Third Party against a Party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such Indemnifying Party is materially damaged as a result of such failure to give notice.  After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of the claim or litigation, the Indemnifying Party shall not be liable to such Indemnified Party under Section 4.1(a) or 4.1(b) for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation.  If an Indemnifying Party assumes the defense of such an action, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).  If notice is given to an Indemnifying Party of the commencement of any action and it does not, within 30 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Party.  Pending notification from the Indemnifying Party as to whether it will assume the defense of a claim, the Indemnified Party will not incur or agree to incur expenses (whether of investigation, defense or otherwise) with respect to such claim in excess of $5,000 without giving the Indemnifying Party ten (10) days prior notice of such incurrence or agreement.

(b)                                 Notwithstanding the provisions of Section 4.4(a),  if in the reasonable judgment of the Indemnified Party, based upon written advice of counsel that there are one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party, a conflict of interest may exist, such Indemnified Party may, by notice to the Indemnifying Party, employ separate counsel at the Indemnified Party’s sole cost and expense and may participate in the defense, compromise or settlement of such action, but the Indemnifying Party shall not be bound by any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

(c)                                  The Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 4.4 and the records of each shall be available to the other with respect to such defense.

ARTICLE 5.

MISCELLANEOUS

5.1.                              Definition of Certain Terms. When used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means an individual or entity controlled by or under common control with a party.

“Know-how” means all tangible information related to an DITPA Product and pharmacological, toxicological, clinical, analytical, and quality control data, and regulatory information, including but not limited to formulations, materials, data, drawings and sketches, designs, testing and test results, and other regulatory information of a like nature, owned by or licensed to DTI and which DTI has a right to disclose.

“DITPA Product” means a product containing (a) 3,5-Diiodothyropropionic Acid (DITPA), its metabolites, or analog thereof, or (b) forms of once-daily DIPTA that are, or that may be, described in patent application (included as an attachment to Exhibit C hereto), as an active ingredient for any human or animal use.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any governmental or regulatory body, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority.

“Law” means any laws, statutes, ordinances, regulations, rules, and orders of any Governmental Authority.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured or unmatured.

“Lien” means, with respect to the assets or property of any Person, any claim, lien, security interest, deed of trust, mortgage, encumbrance or charge of any kind, excluding statutory liens for taxes not yet due, in favor of any other Person, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, arbitral tribunal, administrative agency, or other Governmental Authority.

“Party” means any of Titan, Acquisition Sub, DTI and each of the Founders.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Pivotal Clinical Trial” means any of the following: (i) a Phase III clinical trial, (ii) a trial or study identified by Titan in any public filing or press release as “pivotal” or (iii) a trial that the FDA has indicated may potentially serve as one of two pivotal studies or the sole pivotal study for submission of an NDA.

“Positive Scientific Results” means achievement of a clinical trial’s primary endpoint as evidenced by a p value of .05 or less.

“Major Territory” means any of the following: the United States, Japan or any country within the European Union.

“NDA” means a New Drug Application filed with the FDA or foreign equivalent relating to any use of DITPA.

“Third Party” means a Person who or which is neither a Party nor an Affiliate of a Party.

5.2.                              Severability. If any provision of this Agreement is held in any jurisdiction to be prohibited or unenforceable for any reason, that provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable that provision in any other jurisdiction.

5.3.                              Notices.

(a)                                  Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:  (a) personal delivery, in which case delivery is deemed to occur the day of delivery; (b) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (c) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent.  In each case, a notice or other communication sent to a Party must be directed to the address for that Party set forth below, or to another address designated by that party by written notice:

If to Titan, to:

Titan Pharmaceuticals, Inc.

400 Oyster Point Blvd., Suite 505

South San Francisco, CA 94080

Attention: Louis R. Bucalo, M.D.

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention:  Fran M. Stoller, Esq.

If to Acquisition Sub:

Developmental Therapeutics Acquisition Corp.

c/o Titan Pharmaceuticals, Inc.

400 Oyster Point Blvd., Suite 505

South San Francisco, CA 94080

Attention: Louis R. Bucalo, M.D.

If to DTI, to:

Developmental Therapeutics, Inc.

801 Brickell Avenue, Suite 942

Miami, FL 33131

Attention: Steve H. Kanzer

with a copy to:

Edwards & Angell, LLP

350  East Las Olas Boulevard, Suite 1150

Fort Lauderdale, FL 33301-4215

Attention:  Leslie J. Croland, P.A.

If to the Founders, to:

Steve H. Kanzer

c/o Accredited Ventures, Inc.

801 Brickell Avenue, Suite 900

Miami, FL  33131

Nicholas Stergis

c/o Accredited Ventures, Inc.

801 Brickell Avenue, Suite 900

Miami, FL  33131

(b)                                 Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

5.4.                              Entire Agreement.  This Agreement, together with all exhibits and schedules, and the Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

5.5.                              Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  No waiver by any party of any default, breach or misrepresentation under this Agreement will be deemed to extend to any prior or subsequent default, breach or misrepresentation or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.6.                              Counterparts.  This Agreement may be executed in several counterparts, each of which is deemed an original and all of which together constitute one and the same instrument.

5.7.                              Governing Law. This Agreement is governed by the law of the State of New York, without giving effect to the conflicts of laws provisions, except to the extent that it is mandatory that the DGCL be applicable .

5.8.                              Binding Effect.  This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, successors and permitted assigns.

5.9.                              Assignment.  DTI and Titan and Acquisition Sub may freely assign any of their rights (but not their obligations) under this Agreement without the prior written consent of the other, but with an obligation of providing timely written notice to the other of any such assignment.

5.10.                        Dispute Resolution. The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement by conducting good faith negotiations.  If the Parties are unable to settle the matter between themselves, the matter shall thereafter be resolved by alternative dispute resolution, starting with mediation and including, if necessary, a final and binding arbitration.  Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party.  The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice.  During such period, the Parties shall make good faith efforts to amicably resolve the dispute without arbitration.  Any arbitration hereunder shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Each such arbitration shall be conducted by a panel of three arbitrators:  One arbitrator shall be appointed by each of Titan and the Founders, and the third shall be appointed by the two arbitrators so chosen.  Each arbitrator shall be an attorney whose primary practice area comprises mergers and acquisitions, including within the biotechnology and pharmaceutical industries, with at least fifteen (15) years practice experience.  Any such arbitration shall be held in New York City.  The arbitrators shall have the authority to grant specific performance.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

(Remainder of Page Intentionally Left Blank)

IN WITNESS HEREOF, DTI, the Founders, Titan and Acquisition Sub hereby execute this Agreement as of the date stated in the first introductory clause of this Agreement.

DEVELOPMENTAL THERAPEUTICS, INC.

By:	/s/ Steve H. Kanzer
Name:	Steve H. Kanzer
Title:	Chairman and Chief Executive Officer

TITAN PHARMACEUTICALS, INC.

By:	/s/ Louis R. Bucalo
Name:	Louis R. Bucalo, M.D.
Title:	President and Chief Executive Officer

DTI ACQUISITION CORP.

By:	/s/ Louis R. Bucalo
Name:	Louis R. Bucalo, M.D.
Title:	President and Chief Executive Officer

FOUNDERS

/s/ Steve H. Kanzer
Steve H. Kanzer

/s/ Nicholas Stergis
Nicholas Stergis

Appendix A

Stockholder Name	Number of Shares	DTI Percentage	Number of Titan Shares (1st Closing)	Number of Titan Shares (2nd Closing)

Steve H. Kanzer	1,014,694	75.66%	898,416	539,049
Nicholas Stergis	250,000	18.64%	221,351	132,811
Steven Goldman, M.D.	25,000	1.9%	22,135	13,281
Eugene Morkin, M.D.	25,000	1.9%	22,135	13,281
Milton Packer, M.D.	15,000	1.12%	13,281	7,969
Jay N. Cohn, M.D.	10,000	0.75%	8,854	5,312
Evan Myrianthoupoulos	1,500	0.11%	1,328	797
Total:	1,341,194
Total Shares Outstanding (Fully Diluted)	1,341,194	100.00%	1,187,500	712,500

First Closing
Titan Stock Price	$2.74
Primary Merger Consideration	1,250,000
Total Value of Merger	$3,425,000
University of Arizona Payment (5%)	$171,250
UA Payment Converted in Stock	62,500
Merger Consideration (less UA Payment)	1,187,500
Exchange Ratio	0.8854

Second Closing

Merger Consideration	750,000
Total Value of Merger	$2,055,000
University of Arizona Payment (5%)	$102,750
UA Payment Converted in Stock	37,500
Merger Consideration (less UA Payment)	712,500
Exchange Ratio	0.5312